Exhibit 16.1

April 27, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Jones Soda Co.’s Form 8-K dated April 27, 2010, and have the following comments:

1. We agree with the statements made in the first sentence of the first paragraph regarding the dismissal of Deloitte & Touche LLP and with the statements made in the second, third, fourth, and fifth paragraphs.

2. We have no basis on which to agree or disagree with the other remaining statements made in the first paragraph or the sixth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington